Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated March 11, 2024 relating to the financial statements of Aspire BioPharma Holdings, Inc. (F/K/A PowerUp Acquisition Corp.) appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

New York, NY

May 13, 2025